UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 24, 2017

Karyopharm Therapeutics Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36167	26-3931704
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Wells Avenue, 2nd Floor, Newton, Massachusetts	02459
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 658-0600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01	Entry into a Material Definitive Agreement

On April 24, 2017, Karyopharm Therapeutics Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Cantor Fitzgerald & Co. (“Cantor”), relating to the registered public offering (the “Offering”) of 3,902,439 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a price to the public of $10.25 per share. The net proceeds to the Company are expected to be approximately $37.8 million, after deducting underwriting discounts and commissions and other estimated offering expenses. The Offering is expected to close on April 28, 2017, subject to customary closing conditions. As part of the Underwriting Agreement, the Company has granted Cantor an option for 30 days to purchase up to an additional 585,365 shares of Common Stock. If Cantor exercises the option in full, the Company expects to receive aggregate net proceeds of approximately $43.5 million, after deducting underwriting discounts and commissions and other estimated offering expenses. The Offering was made pursuant to the Company’s registration statement on Form S-3 (File No. 333-214489), filed with the Securities and Exchange Commission (the “SEC”) on November 7, 2016, which was declared effective by the SEC on December 1, 2016.

The Underwriting Agreement contains customary representations, warranties, covenants and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to such exhibit.

A copy of the opinion of Wilmer Cutler Pickering Hale and Dorr LLP relating to the validity of the issuance and sale of shares of Common Stock pursuant to the Underwriting Agreement is also filed herewith as Exhibit 5.1.

Item 8.01	Other Events

On April 24, 2017, the Company issued a press release announcing the commencement of the Offering. On April 25, 2017, the Company issued a press release announcing that it had priced the Offering. Copies of the press releases are filed as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

As of March 31, 2017, the Company had approximately $150.6 million in cash, cash equivalents, restricted cash and short- and long-term investments. This amount is unaudited and preliminary, is subject to completion of financial closing procedures that could result in changes to the amount, and does not present all information necessary for an understanding of its financial condition as of March 31, 2017.

As previously disclosed, the Company is a party to a Controlled Equity OfferingSM Sales Agreement (the “Sales Agreement”) with Cantor for the Company’s at-the-market program (the “ATM”) for sales of Common Stock having an aggregate offering price of up to $50.0 million from time to time though Cantor, acting as agent.

Under the ATM, the Company may issue and sell shares of Common Stock having an additional aggregate offering price of up to $50.0 million, of which approximately $31.3 million remains available as of April 21, 2017. Since November 7, 2016, the Company has issued and sold a total of 1,677,185 shares of Common Stock under the Sales Agreement for gross proceeds of approximately $18.7 million, of which 401,168 shares were issued between November 7, 2016 and December 31, 2016 for gross proceeds of approximately $3.9 million and 1,276,017 shares were issued after March 31, 2017 for gross proceeds of approximately $14.8 million. The Company paid customary fees and commissions to Cantor in connection with the sales pursuant to the Sales Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The Exhibits to this Current Report on Form 8-K are listed in the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 26, 2017	KARYOPHARM THERAPEUTICS INC.

	By:	/s/ Christopher B. Primiano
Christopher B. Primiano
Senior Vice President, Operations, Business Development, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated April 24, 2017, by and between the Company and Cantor Fitzgerald & Co.

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (contained in Exhibit 5.1 above).

99.1	Press Release dated April 24, 2017.

99.2	Press Release dated April 25, 2017.